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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Integrated Measurement Systems, Inc. 1995 Stock Incentive Plan, 1995 Stock Option Plan for Non-Employee Directors, 1995 Employee Stock Purchase Plan and the 2000 Non-qualified Stock Option Plan as assumed by Credence Systems Corporation of our report dated November 22, 2000, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2000, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

San Jose, California
September 14, 2001